Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Trinity Industries, Inc. for the registration of common stock, debt securities, and guarantees of debt securities and to the incorporation by reference therein of our reports dated February 20, 2014, with respect to the consolidated financial statements of Trinity Industries, Inc., and the effectiveness of internal control over financial reporting of Trinity Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

September 12, 2014